FOR IMMEDIATE RELEASE	Exhibit 99.1
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient Acquires iPath Solutions

~Deal Expected to be Accretive to Earnings Per Share Immediately~

AUSTIN, Texas, June 13, 2005 —Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm in the central United States, today announced it has acquired iPath Solutions, Ltd., a Houston-based information technology consulting firm with approximately $8 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to over $85 million, with more than 510 consulting, technology, sales and support professionals in 11 offices in the central US and client relationships with more than 400 Global 2000 companies. The acquisition is expected to be accretive to earnings per share immediately.

“This transaction increases the breadth and depth of solutions Perficient brings to our clients and further expands our footprint in Houston, the fourth largest city in the nation,” said Jack McDonald, Perficient chairman and chief executive. “With this acquisition, and our continued strong organic growth, we remain on track to achieve our $100 million revenue goal this year. We are also well positioned to pursue, subject to market conditions and completion of additional acquisitions, our stretch goal of a $200 million revenue run rate by the end of 2006.”

The acquisition of iPath Solutions:

•	Immediately increases Perficient’s ability to deliver strategic technology assessment, document and content management and enterprise portal solutions to current and future clients;

•	Adds top-tier enterprise clients including JPMorganChase, Tyson Foods, Sysco Foods, Marathon Oil, BHP, BMC, Halliburton, Dynegy, National Instruments and many others;

•	Adds proven management leadership and more than 45 consulting, technology, sales and support professionals;

•	Introduces a premiere partnership with content management industry leader EMC|Documentum, by whom iPath was named the 2004 Regional Systems Integrator of the Year;

•	Expands on Perficient’s south-central US platform, in one of the largest technology markets in Texas; and

•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for iPath’s solutions.

“We’re excited to join Perficient, a firm that’s already the clear IT consulting leader in the central United States,” said Keith Rassin, iPath’s chief operating officer. “There are selling synergies to be realized by combining our skill sets and client relationships. Joining the Perficient team provides tremendous opportunities to grow the business going forward.”

Rassin will assume a leadership role at Perficient, serving as general manager of Perficient’s enterprise content management practice. He will report directly to Tom Pash, Perficient’s general manager of the Houston region.

The consideration paid in the transaction is approximately $7.9 million, and includes $3.85 million in cash and approximately $4.0 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ National Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement), subject to the satisfaction of certain conditions in the first three years following the closing of the transaction (GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition). Perficient’s acquisition of iPath is being structured as an asset purchase, which is expected to give rise to substantial future cash tax benefits over the next 15 years, estimated at a present value of $1.0 million. DecisionPoint International served as an advisor to Perficient on the transaction.

The iPath acquisition is the fourth in the last two years for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Cincinnati-based Meritage Technologies and Houston-based ZettaWorks LLC.

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About Perficient

Perficient is a leading information technology consulting firm serving Global 2000 and midsize companies in the central United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Our solutions enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to the changing demands of an increasingly global, Internet-driven and competitive marketplace. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner and a Microsoft Gold Certified Partner. For more information about Perficient, which has more than 510 professionals in the central United States and Canada, please visit www.perficient.com. IBM is a trademark of International Business Machines Corporation in the United States, other countries, or both.

About iPath Solutions

A Houston-based, privately held information technology consulting firm founded in 1998, iPath provides strategic technology assessment, document and content management and enterprise portal solutions to Global 2000 clients throughout the United States. iPath helps clients improve business process performance through solutions that include single source information architecture, real-time processing, business activity monitoring and smart workflow. iPath is a business partner of Documentum, IBM, BEA, Microsoft, Autonomy and Vignette. For more information about iPath, please visit www.ipathsolutions.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-Q. The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.